Exhibit 99

Peapack-Gladstone Financial Corporation To Redeem the Remaining Preferred Stock Issued Under U.S. Treasury’s Capital Purchase Program

Bedminster N.J. – January 9, 2012 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market:PGC) (the “Corporation”) announced today that it has received approval from the U.S. Treasury to redeem all of the remaining shares of preferred stock originally issued under Treasury’s Capital Purchase Program (“CPP”). The Corporation expects to repay approximately $14.5 million to Treasury (including accrued and unpaid dividends of $112 thousand) on January 11, 2012. The Corporation’s redemption of the shares is not subject to additional conditions or stipulations from Treasury.

Frank A. Kissel, Chairman and CEO, said “We are extremely pleased to be able to redeem the remaining portion of the original CPP investment. When combining this redemption with our past two redemptions in 2010 and 2011, we will have repaid all of the original CPP investment completely from internally generated capital, without diluting existing shareholders. As I have said many times, this has always been our plan and we have been successful.” Mr. Kissel also noted that the final redemption this year will save the Corporation approximately $720 thousand in dividend expense on an annual basis.

As a result of the repurchase, accrued and unpaid dividends of $112 thousand will be paid and the accretion related to the preferred stock will be accelerated and an approximate $362 thousand total accretion will be recorded. As a result of these two items, a $474 thousand reduction to retained earnings will be recorded during the first quarter of 2012.

In connection with the January 2009 original issuance of the preferred stock under Treasury’s CPP program, the Corporation issued to Treasury a warrant to purchase 150,296 common shares at $28.63 per share (after adjusting for a 5% stock dividend issued August 3, 2009). This warrant is still held by Treasury and will remain outstanding at this time.

About the Corporation

Peapack-Gladstone Financial Corporation is a bank holding company with total assets of $1.58 billion as of September 30, 2011. Peapack-Gladstone Bank, its wholly owned community bank, was established in 1921, and has 23 branches in Somerset, Hunterdon, Morris, Middlesex and Union Counties. The Bank’s Trust Division, PGB Trust and Investments, operates at the Bank’s new corporate offices located at 500 Hills Drive in Bedminster and at four other locations in Clinton, Morristown and Summit, New Jersey and Bethlehem, Pennsylvania. To learn more about Peapack-Gladstone Financial Corporation and its services please visit our web site at www.pgbank.com or call 908-234-0700.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions. These statements may be identified by such forward-looking terminology as “intend,” “expect”, “look”, “believe”, “anticipate”, “may”, or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, those risk factors set forth in the “Risk Factor” section of our Annual Report on Form 10-K for the year ended December 31, 2010 and subsequent Forms 10-Q. The Corporation assumes no obligation for updating any such forward-looking statements at any time.

Contact:

Jeffrey J. Carfora, EVP and CFO

Peapack-Gladstone Financial Corporation

T: 908-719-4308